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FORM 3

                                             U.S.  SECURITIES AND EXCHANGE COMMISSION
                                                    WASHINGTON, D.C. 20549

                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting       |  2. Date of Event Re-   |  4. Issuer Name and Ticker or Trading Symbol
   Person*                             |     quiring Statement   | Airnet Communications Corporation (ANCC)
Harris Corporation                     |     (Month/Day/Year)    |------------------------------------------------------------------
---------------------------------------|                         | 5. Relationship of Reporting     | 6. If Amendment, Date of
(Last)        (First)       (Middle)   |       12/06/99          |    Person(s) to Issuer           |    Original (Month/Day/Year)
                                       |-------------------------|    (Check all applicable)        |
1025 W. NASA Boulevard                 |  3. IRS or Social       | ___ Director      __X__ 10% Owner|-------------------------------
---------------------------------------|     Security Number     |                                  | 7. Individual or Joint/Group
___Officer       _____ Other           |                         |                                  |    Filing(Check applicable
               (Street)                |     of Reporting        |     (give title         (specify |    line)
                                       |     Person (Voluntary)  |      below              below)   |    Form filed by:
                                       |                         |                                  | _X_One Reporting Person
Melbourne         FL         32919     |        340276860        |      ------------------------    | ___More than One Reporting
                                       |                         |                                  |    Person
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(City)          (State)         (Zip)  |      TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                       |
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1. Title of Security                   | 2. Amount of Securities         | 3. Ownership         | 4. Nature of Indirect Beneficial
   (Instr. 4)                          |    Beneficially Owned           |    Form: Direct      |    Ownership (Instr. 5)
                                       |    (Instr. 4)                   |    (D) or Indirect   |
                                       |                                 |    (I)  (Instr. 5)   |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
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* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.
                                                                                                                             (Over)
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FORM 3 (CONTINUED)
        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Date Exer-  | 3.Title and Amount of Securities  | 4.Conver- | 5. Owner-   | 6. Nature of Indirect
  (Instr. 4)                   |   cisable and |   Underlying Derivative Security  |  sion or  |    ship     |    Beneficial
                               |   Expiration  |   (Instr. 4)                      |  Exercise |    Form of  |    Ownership
                               |   Date        |                                   |  Price of |    Deriv-   |    (Instr. 5)
                               |   (Month/Day/ |                                   |  Deriv-   |    ative    |
                               |   Year)       |                                   |  ative    |    Security:|
                               |---------------|-----------------------------------|  Security |    Direct   |
                               |Date   | Expir-|                         | Amount  |           |    (D) or   |
                               |Exer-  | ation |         Title           | or      |           |    Indirect |
                               |cisable| Date  |                         | Number  |           |    (I)      |
                               |       |       |                         | of      |           |  (Instr. 5) |
                               |       |       |                         | Shares  |           |             |
-------------------------------|-------|-------|-------------------------|---------|-----------|-------------|---------------------
Series E Convertible Preferred |Immed- |       |   Common Stock          |1,691,729|$.01506477 |    D        |
Stock*                         |iately |       |                         |         |           |             |
-------------------------------|-------|-------|-------------------------|---------|-----------|-------------|---------------------
Series G Convertible Preferred |Immed- |       |   Common Stock          | 492,771 |$.01506477 |    D        |
Stock                          |iately |       |                         |         |           |             |
-------------------------------|-------|-------|-------------------------|---------|-----------|-------------|---------------------
                               |       |       |                         |         |           |             |
-------------------------------|-------|-------|-------------------------|---------|-----------|-------------|---------------------
Series E Convertible Preferred |Immed- |9/12/02|    Common Stock         | 169,173 |     $2.36 |    D        |
Stock Warrant (right to buy)*  |iately |       |                         |         |           |             |
-------------------------------|-------|-------|-------------------------|---------|-----------|-------------|---------------------
                               |       |       |                         |         |           |             |
-------------------------------|-------|-------|-------------------------|---------|-----------|-------------|---------------------
                               |       |       |                         |         |           |             |
-------------------------------|-------|-------|-------------------------|---------|-----------|-------------|---------------------
                               |       |       |                         |         |           |             |
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Explanation of Responses:

*The preferred stock will automatically convert into shares of common stock upon the completion of a "qualified public offering"
as set forth in the Certificate of Incorporation.
                                                                                             HARRIS CORPORATION
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   BY: /s/ Scott T. Mikuen    12/06/99
                                                                                                 -------------------     -------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 Scott T. Mikuen             Date
Note: File three copies of this Form, one of which must be manually signed.                  Assistant Secretary
      If space provided is insufficient, See Instruction 6 for procedure.                    **Signature of Reporting Person


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